DISTRIBUTION LICENSING AGREEMENT Lake Taihu, China

BETWEEN:

pH Solutions, Inc. a company organized under the laws of Delaware, having its registered office at 818 18" Street, Suite 410, Washington, D.C., 20006, hereafter referred to as "pH Solutions", On the one hand,  AND:   Homeland Security Networks, Inc" a company organized under the laws of Nevada, having its registered office at 140 Smith Street, Keasbey NJ 08832 Hereafter referred to as "Licensee", On the other hand.

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IT HAS BEEN AGREED AS FOLLOWS:

Article 1: APPOINTMENT OF LICENSEE

1.1

pH Solutions hereby appoints Licensee, which accepts, for the term and at the conditions provided in this Agreement, as its exclusive Licensee of the products produced or supplied by pH Solutions as defined in SCHEDULE I (hereinafter referred to as the "Products") in the territory as defined in SCHEDULE 2 (hereinafter referred to as the "Territory"). Exclusivity is therefore, specific only to those product applications, projects and/or territories as defined therein.

1.2

It is agreed that in the event pH Solutions would discontinue the manufacturing and/or supply of any of the Products, this Agreement will be automatically terminated relative to the terminated products without prior notice nor payment of an indemnity, in its entirety, or as far as the Products that pH Solutions ceases to manufacture or supply are concerned. Notwithstanding the above, should pH Solutions determine to discontinue a product, pH Solutions will notify the Licensee not less than 120 days in advance of the formal production date to enable the Licensee to place fmal orders. In addition, upon such notification, pH Solutions will enter into a good faith negotiation with the Licensee, if necessary to reach an agreement for a manufacturing license to allow the continued production of the product for or by the Licensee.

The same is agreed in the event pH Solutions, as well as its subsidiaries or affiliated companies, would discontinue the manufacture or supply of the Products.

1. 3 It is further agreed that pH Solutions may add new items to the Products initially covered herein, which items Licensee shall distribute pursuant to this Agreement.

1.4

Licensee shall comply with all applicable laws and regulations in respect of the import, warehousing, advertising, distribution and other aspects of the selling of the Products in the Territory.

Article 2: NATURE OF THE LICENSE

2.1.

The present License being granted on an exclusive basis subject to the specific requirements of the Licensee under SCHEDULES 1 and 2, accordingly pH Solutions will not promote, sell, offer or distribute the Products in the Territory and/or grant to any third party, directly or indirectly, through its own subsidiaries or affiliated companies or through subsidiaries or affiliated companies of pH Solutions, the right to promote, sell, offer or distribute the Products as herein defined in the Territory as herein defined.

For the purposes of this provision, third party is defined as any party other than pH SOlutions, its subsidiaries or affiliated companies.

2.2.

Licensee shall not, during the term of this Agreement, engage in the manufacture, sale, distribution or commercial representation, either directly or indirectly, through subsidiaries or affiliates, of any products similar to or competitive with the Products, without the prior and express written consent of pH Solutions. pH Solutions shall at all times be the sole manufacturer of the Products.

It is understood that Licensee shall be entitled, in compliance with its obligations under this Agreement, to continue the commercialization of products manufactured by third parties which are non competitive with the Products. Current products in this classification are in Exhibit A.

2.3.

Licensee shall not directly or indirectly prospect or solicit customers for the Products outside the Territory, nor establish any branch or distribution warehouse in respect of the Products outside the Territory without prior written consent by pH Solutions.

2.4.

Licensee shall not, without the prior and express written consent of pH Solutions, sell or distribute the Products in the Territory through subsidiaries, affiliates, subLicensees, sub agents or licensees or through any person, firm or corporation other than Licensee.

2.5

Throughout the term of this Agreement, the Licensee shall disseminate within the Territory such sales literature in respect of the Products as pH Solutions shall provide or approve in writing, in advance. The Licensee shall disseminate only those materials regarding the Products that have been approved in writing in advance.

2.6

Licensee shall make no representations whether written or oral as to the Products except as specifically set forth in literature provided by pH Solutions in respect of the Products.

Article 3: LICENSEE ACTIVITIES

3.1.

i) Category I: Direct accounts

pH Solutions shall sell Products within the Territory directly to customers falling in such category and Licensee shall not be entitled to any compensation in respect of such sales.

Category I customers shall be those accounts whose product applications are other than those defined on Schedule I. A list of the current customers falling in category i) is attached hereto as Exhibit B. Such list may be supplemented in the future to include other customers. For the purpose of this provision, a direct account customer is defined as a finn, which was sold in the Territory, directly by pH Solutions without referral or assistance of the Licensee.

ii)

Licensee accounts

Customers falling in such category shall, as a rule but subject to pH Solutions rights under Article 2.1 above, be supplied and serviced directly by Licensee.

Customers falling under category ii) shall be all customers not falling in category i) above.

Parties agree that in the event Licensee would notify to pH Solutions its decision not to supply directly a customer falling in category ii) for any reason, pH Solutions may sell to such customer directly and Licensee shall not be entitled to compensation on such sale.

Parties further agree subject to the conditions of ArticlelO.5, that once a customer project account has been assigned to a Licensee via an accepted sales order, no future sales will be accepted from such project account during the term of this Agreement or its' extensions, except through Licensee without the express prior written consent of the Licensee.

3.2.

It is expressly agreed that pH Solutions shall decide alone customer classification within the 2 categories mentioned under 3.1. above, following the criteria provided therein.

3.3.

Licensee shall not act as a proxy of pH Solutions and shall not hold itself out as having authority to represent or to act for pH Solutions generally.

It will not give any guarantee or undertake any obligation, which might commit pH Solutions, except with its prior and express written consent.

Article 4: SALES CONDITIONS

A) Delivery

pH Solutions shall sell the Products to Licensee pursuant to written orders addressed by Licensee. No order shall be effective unless and until accepted in writing by pH Solutions.

The Products shall be delivered f.o.b. pH Solutions' plant to Licensee unless the contrary is expressly agreed upon in writing by pH Solutions. Transfer of title to the Products shall occur upon carrier's acceptance ofthe shipment at pH Solutions' plant.

All risks relating to the Products, including the risks involved in transport, shall pass on to the Licensee upon delivery. pH Solutions will work with Licensee, in good faith to introduce Licensee's preferred carriers if any, to pH Solutions' manufacturing operations to insure cost effective shipping. Such consideration will not be unreasonable withheld.

Should pH Solutions adopt an Ex Works Sales policy, Licensee shall have the authority to determine the mode of shipment and the carrier to be used. In such a case, all risks relating to transport shall be borne by Licensee.

B) Prices

Unless the contrary is expressly stipulated in writing, the sales prices of the Products to the customer shall be those set forth in the current price lists set up by pH Solutions.

Except as may otherwise be agreed from time to time, prices given to Licensee will exclude transport and insurance. They will also exclude taxes and duties.

Licensee acknowledges and agrees that pH Solutions shall have the right from time to time to raise or lower sales prices upon six (6) months prior written notice to the Licensee. Prices to the Licensee will however, reflect the lowest price for such application as is offered to any other Customer or Licensee within the Territory for that application.

C) Payment

Payments for all sales to Licensee shall be made by Licensee to pH Solutions, as provided on the invoice, and according to the terms as stated on Schedule 4 or its' amendments and those of EXHIBIT C attached hereto.

Late payment interest will be due, as of right and without notice, on any sum remaining unpaid on its due date.

D) General sales conditions

Save otherwise expressly provided in the present Agreement, sales of Products to Licensee shall be made according to the terms of pH Solutions general sales conditions, in force at the time of conclusion of said sales.

A copy of the current general sales conditions of pH Solutions is attached as Exhibit C to this Agreement.

The provisions of the present Agreement and the special agreements reached with reference to every specific order will in all cases prevail on pH Solutions general sales conditions.

pH Solutions general sales conditions will in all cases prevail over any conditions of sale specified on Licensee's purchase orders.

Article 5: DUTIES OF LICENSEE

A) Sales efforts

Licensee shall, throughout the term of this Agreement, aggressively promote and sell the Products in the Territory.

During the month of September of each year, at the latest, parties shall agree on the budget and sales objectives to be reasonably achieved by Licensee during the next calendar year. Licensee shall maintain at all times, an adequate budget to perform the duties under this Agreement.

B) Marketing program

Licensee and pH Solutions shall, throughout the term of this Agreement, comply with the marketing program for the Territory, of which the current version is in Exhibit D attached hereto. It is understood that the marketing program may be reviewed from time to time by mutual agreement of the parties.

The marketing program shall among others cover promotional activities, technical programs and prospects and matters concerning specific accounts in the Territory.

C) Organization and Staff

Licensee will on a continuous basis for the term of this Agreement maintain an appropriate technical and commercial organization to fully perform its duties under the present Agreement. Licensee shall among other:

have appropriate offices for the proper working of its activities under this Agreement.

have qualified staff, with adequate working experience, of a number sufficient to handle sales of the Products, provide technical support, carry out administrative work and, more generally, perform all other duties.

Licensee shall be responsible for servicing its' customers within the Territory.

allow pH Solutions or its Sales Manager to examine at any time, during normal working hours, the accounts, books and records of Licensee and other documents relating to the present Agreement, which shall be kept at all times at the registered office of Licensee.

D) Reports

Licensee shall, throughout the term of this Agreement, submit to the Sales Manager of pH Solutions, on a current basis, detailed information relating to sales, inventories, selling prices, orders booked, periodical estimations of sales, call reports, enquiries received and other activities of Licensee and its sales representatives related to this Agreement. A report on a montWy or other mutually agreed upon schedule outlining the sales activity is to be submitted by Licensee by the fifth working day of each month or as per said mutually agreed schedule. This information and reports shall be furnished in the format desired by pH Solutions.

For existing and each new potential customer, the sales representatives of Licensee shall properly and completely file with pH Solutions a customer profile, according to the sample attached as Exhibit E hereto.

Licensee shall be responsible for consistent updating of these databases.

Meetings shall take place on a regular basis between Licensee and the Sales Manager of pH Solutions to review the development of sales of the Products and any pertinent records relating thereto and more generally the activities carried out by Licensee.

Licensee shall also provide pH Solutions once per month or per a mutually agreed schedule by written reports on the condition of the market and on the competition as well as recommendations on corrective actions needed by Licensee and/or pH Solutions.

pH Solutions agrees that any contact with customers of the Licensee will be coordinated through the Licensee.

Article 6: TECHNICAL ASSISTANCE

pH Solutions will extend to Licensee its cooperation and advice to assist Licensee in further development of its organization and will supply Licensee, at pH Solutions' cost, with such quantities of available advertising and promotional material, in English, as pH Solutions may reasonably think necessary.

Article 7: USE OF TRADEMARKS OR TRADE NAMES, NON-DISCLOSURE

A) Trademarks and Trade names

Licensee shall solely promote and sell the Products in the Territory under the trademark or trade names of pH Solutions as well as its' subsidiaries or affiliated companies.

No other trademarks or trade names shall be used except with the prior and express written consent of pH Solutions.

Upon termination of this Agreement, the right to the use by Licensee of said trademarks or trade names shall terminate forthwith.

Licensee shall use its' commercially reasonable efforts to protect the said trademarks and trade names in the Territory.

Licensee shall give prompt notice in writing to pH Solutions of any infringement or possible infringement of said trademarks or trade names, or other act of unfair competition which may come to its attention, and shall, if requested by pH Solutions and at the latter's expenses, assist pH Solutions to protect its rights thereunder.

B) Repackaging

Licensee shall not repackage, reliable or otherwise alter the packaging or labeling of Products nor shall Licensee modify in any way the Products without prior written and express consent from pH Solutions.

C) Non-disclosure

In connection with its activities under this Agreement, Licensee may be given access to certain confidential information, including know-how, servicing techniques and trade secrets of pH Solutions. Licensee agrees to preserve in strict confidence all such information during the term of this Agreement and as long thereafter as the information remains confidential, and Licensee agrees that it will not use or divulge to any third party, directly or indirectly, this information except as directed in writing by a duly authorized representative of pH Solutions.

Article 8: TAXES AND ASSESSMENTS

Licensee shall pay during the term of this Agreement, any and all taxes, assessments and other governmental impositions of any nature whatsoever, which may be levied upon, assessed against or made a lien on the Products as of delivery.

Licensee hereby agrees to indemnify and hold harmless pH Solutions from any and all liability, damage, loss, cost or expense, including legal fees and expenses, which may accrue to or be sustained by pH Solutions by reason of Licensee's failure to discharge its obligations under this Article 8.

Article 9: DURATION

This Agreement enters into force on January 29, 2008 for an initial period extending to January 28, 2013 and shall thereafter be automatically renewed for successive periods of I (one) year each, unless one party notifies its termination to the other party by a written notice to be given by registered letter 3 (three) months prior to the expiry date of the initial tenn or of any renewed one year period thereof

Notwithstanding the above, the effective date and duration of this Agreement shall be governed by the terms and requirements of the letter executed by FutureCorp, LLC and Homeland Security Network, Inc. on January 29, 2008 (lake Taihu, China).

Article 10: TERMINATION

10.1.

Notwithstanding what is provided under Article 9 above, the present Agreement shall terminate forthwith, as of right and without notice nor payment of an indemnity, in the following cases:

winding-up, bankruptcy, appointment of a trustee or a receiver or similar proceedings affecting generally creditors' rights, of either party;

transfer of ownership of Licensee without prior written approval of pH Solutions, to a third party for any reason whatsoever, including but not limited to acquisition, exchange, merger, split, transfer of assets, transfer of branch of activities

10.2.

Notwithstanding what is provided under Article 9 above, each party to this Agreement shall be entitled in case of serious breach by the other party of its obligations resulting thereto, to terminate this Agreement forthwith, as of right and without indemnity, by giving notice by registered letter to the other party (which notice shall specify the nature of such breach), without prejudice to any other rights or remedies that each party may be entitled to claim.

The following matters are to be considered, inter alia, as serious breaches under this Agreement:

if a party becomes insolvent or generally ceases to make payments when due;

if a party fails to pay what it has contractually to pay 30 days after having been summoned by registered letter to do so;

if Licensee fails to comply with Article 2.2 above;

if Licensee fails to comply with the agreed objectives of sales as provided in Article 5 A) above, unless for reasons beyond its control;

if Licensee makes use or discloses confidential information in violation of Article 7 C) above.

10.3.

Upon termination of this Agreement, for any cause whatsoever, the following rules shall apply:

•

pH Solutions shall be entitled to stop immediately any further delivery of the Products;

•

Each party shall pay at the due date to the other party all sums accrued or payable under this Agreement prior to the date of termination thereof;

•

Licensee shall immediately return to pH Solutions all manuals, advertising and promotion material, technical data and other materials, which may have been furnished by pH Solutions and Licensee will abstain from any form of advertising, which would suggest that Licensee continues dealing with pH Solutions;

•

pH Solutions or its designee shall have the right, but shall not be bound, to repurchase all Products which were sold to Licensee under this Agreement and which remain in inventory. If pH Solutions exercises this option, the purchase shall be made for Products in perfect condition for resale, at the price paid by Licensee and for others, at their scrap or salvage value;

•

All repurchased Products shall be shipped by Licensee to pH Solutions according to pH Solutions' instructions, at its expense (however in case of termination by Licensee, the expenses will be borne by the latter).

lOA

Licensee acknowledges that, upon termination of this Agreement, Licensee will have no right to any compensation of any kind from pH Solutions arising out of or by reason of such termination.

Article 11: RESTRICTIVE COVENANT

Licensee agrees that for a period of twelve (12) months from the termination of this Agreement, Licensee shall not serve as an Licensee, agent, broker, or representative for any firm, corporation, partnership, trust, association, or other organization which is engaged in any business that directly or indirectly competes in the Territory as defined herein with pH Solutions without the expressed prior written approval of the pH Solutions. In the event that Licensee breaches the provisions of this Paragraph, Licensee shall pay to pH Solutions fifty percent (50%) of the gross proceeds derived by the Licensee from the sale of those items sold by Licensee in the Territory that compete with the Products. Notwithstanding any other provision of this Agreement, the obligations of Licensee set forth in this Paragraph II shall survive the termination of this Agreement.

Article 12: FORCE MAJEURE

The failure or delay of any of the parties to perform any obligation under this Agreement shall not be deemed to be a breach of this Agreement, in case it is due to force majeure and acts of God, including but not limited to, insurrections, riots, wars and warlike operations, explosions, epidemics, failure of contractors and subcontractors to perform, labour conflicts, strikes, lock-out, fires, accidents, floods, inability to obtain required transportation materials, energy or qualified labor, and the laws acts or regulations or restrictions of the governments, their respective political subdivisions and agencies, any other government of supranational authority appropriately exercising jurisdiction, or any other similar or different events beyond the control of parties.

Except where the nature of the event would prevent it from doing so, the party claiming application of the present provisions shall promptly notify it in writing to the other party, subject to forfeiture of its rights. It shall also notify to the other party without any delay the cessation of the event constitutive of force majeure.

Parties shall use their best efforts to avoid, remove or cure events of force majeure. Any party temporarily prevented from complying with its obligations because of such circumstances shall resume performance with utmost dispatch when such circumstances shall be removed or cured.

Article 13: NOTICES

Any notices to be given by one party to the other hereunder shall be made in writing and be sent by registered mail wherever indicated in this Agreement.

Notices shall be addressed at the following address (or at any other address which would be notified in the future by registered letter):

If to PH Solutions:

pH Solutions, Inc. 818 18th Street, Suite 410 Washington, D.C., 20006

Copy To:

Barry McFarland pH Solutions, Inc. 18 Twin Spring Dr. Boylston, MA 01505

If o Licensee:

Mr. Peter Ubaldi CEO & President Homeland Security Network, Inc. 140 Smith Street, Suite 202 Keasbey, NJ 08832

Notices shall be considered as effective on the date of sending.

Article 14: MISCELLANEOUS

A) Assignment

This Agreement may be assigned in whole or in part, by pH Solutions at its' sole discretion, to any of its' affiliates or subsidiaries.

The License, which is the object of the present Agreement is specific to the current corporate structure/ownership of the Licensee.

Accordingly, the rights granted to Licensee herein may not be transferred, assigned, sublicensed or conveyed by Licensee or by action of law, in whole or in part, nor shall this Agreement inure to the benefit of any successor, assignee, sublicensee, or other representative of Licensee without the prior and express written consent of pH Solutions.

B) Entire Agreement, No Waiver

This Agreement, together with its Exhibits, constitutes the entire understanding between the parties hereto and supersedes any previous agreements or understandings, which existed between the parties hereto.

Neither party has relied upon any representation or promise by the other party not specifically set forth herein. This Agreement shall not be modified or altered in any respect unless in writing subsequently subscribed by parties.

No delay, forbearance or failure by one party for exercising or enforcing its rights under, or more generally of claiming application of, any provision of this Agreement, shall constitute a waiver thereof or a waiver of such party's right to enforce any other provision of this Agreement.

C) Severability

All articles or parts of articles of this Agreement that might be prohibited or be void pursuant to applicable law, and therefore would have no legal effect, shall however not affect in any way the validity and the binding force of the other clauses of this Agreement.

D) Language

Unless otherwise agreed, all correspondence between parties shall be in the English language.

Article 15: GOVERNING LAW

The present Agreement is governed by and shall be construed in accordance with the laws of the District of Columbia. In the event that pH Solutions determines to assign this Agreement to a future affiliate or subsidiary, then the Agreement shall be governed and construed according to the laws of the jurisdiction of the entity to which the agreement may be assigned.

Article 16: ARBITRATION

All disputes relating to this Agreement shall be submitted to a panel of three arbitrators with pH Solutions on the one hand and Licensee on the other hand appointing one arbitrator within IS days of being invited by registered leiter to make such appointment. The third arbitrator shall be nominated by mutual agreement between the two arbitrators appointed by the parties and shall be the chairman of the arbitration panel. The arbitration shall take place in the District of Columbia (or if assigned the jurisdiction of the assigned entity) and in English.

If either of the parties does not appoint an arbitrator within the specified period and/or the two arbitrators do not nominate the third arbitrator within IS days of the designation of the last arbitrator appointed, the missing arbitrator shall be nominated at the request of either party.

The panel of arbitrators shall reach its decision according to the rules of law within 30 days after the closing of submissions and notify it promptly to the parties by registered letter. No recourse is open to dispute the decision.

Article 17: Insurance

During the term of this Agreement and for six months thereafter, pH Solutions shall maintain product liability and general liability coverage in the amount of at least $1,000,000 with respect to the Products and services supplied by pH Solutions hereunder. Licensee shall be named as an additional insured with respect to such insurance. All such insurance shall be maintained on an "occurrence" basis. pH Solutions shall furnish Licensee with Certificate of Insurance evidencing that such insurance is in force and effect prior to shipment and that such insurance will not be canceled or amended without giving Licensee at least thirty (30) days prior notice.

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but each counterpart shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto, all on May 5, 2008.

pH Solutions, Inc.

By:  /s/ Robert Hosford, III

Robert L. Hosford, Ill, President, pH Solutions, Inc.

And

By: /s/ Barry McFarland

Barry McFarland

Chief Financial Officer

Homeland Security Network

By: /s/ Joseph Battiato

Joseph Battiato

Chairman

And

By: /s/ Blaise Zampetti

Blaise Zampetti

Vice President